Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-38722 on Form S-3 and Registration Nos. 333-126879, 333-39822 and 333-42356 on Form S-8 of our report dated March 12, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Green Mountain Power Corporation and its subsidiairies’ accounting change resulting from the adoption of Statement of Financial Accounting Standard No. 158, Employer's Accounting for Defined Benefit Pension and Other Postretirement Plans), relating to the financial statements of Green Mountain Power Corporation and its subsidiaries, and our report dated March 12, 2007 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Green Mountain Power Corporation for the year ended December 31, 2006.

/s/DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 12, 2007